FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 8, 2025		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Reports Third Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  the U.S. based high-fidelity headphone company, has reported its results for the third quarter ended March 31, 2025.

Net sales  for the three months ended March 31, 2025 were $2,781,006 compared to $2,637,606 for the same three-month period in the prior year, an increase of  $143,400, or 5.4%. The net loss for the third quarter ended March 31, 2025 was $316,742 compared to a net loss of $313,780 for the third quarter of the prior fiscal year.  Basic and diluted net loss per common share for the third quarter of fiscal years 2025 and 2024 was $0.03.

For the nine months ended March 31, 2025, net sales $9,539,960, an increase of  $168,292, or 1.8%, over the net sales of $9,371,668 for the comparable period in the prior year. The net loss of $642,135 for the nine months ended March 31, 2025 showed an improvement to the net loss of $840,542 for the same nine-month period in the prior year. Basic and diluted net loss per common share was $0.07 and $0.09 for the nine months ended March 31, 2025 and 2024, respectively.

“A substantial increase in sales to our distributors in Europe and Asia, mainly a result of the success of new product sales, was the primary driver of the improvement in overall sales for the fiscal year-to-date March 2025 period over the same period in the prior year,” Michael J. Koss, Chairman and CEO, said today. “Direct-to-consumer (DTC) sales continue to contribute to the sales growth but unfortunately, a near 60% drop in sales to the education markets,  due to postponement of a large project, combined with lower sales to our domestic distributors, mostly offset the favorability.”

Koss further noted,  “margin improvement of over 600 basis points during the first nine months of fiscal year 2025 compared to the same period last year was primarily a result of the adverse impact on prior year’s margins from the sell-through of inventory brought in at higher transit costs.  The write-off of some obsolete products during the current year partially offset those gains.”

Additionally, Koss commented, “Given that a substantial portion of the Company’s products are sourced from China, the recent tariff announcements will have a significant impact on product costs. We are closely monitoring the latest updates and the potential impacts on our operations and financial condition.  We have developed a strategic response and will finalize and implement as appropriate to mitigate adverse effects.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of public health events, such as pandemics, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2025	2024	2025	2024
Net sales	$2,781,006	$2,637,606	$9,539,960	$9,371,668
Cost of goods sold	1,696,334	1,796,083	5,877,405	6,354,015
Gross profit	1,084,672	841,523	3,662,555	3,017,653

Selling, general and administrative expenses	1,603,678	1,451,247	4,960,478	4,572,049

Loss from operations	(519,006)	(609,724)	(1,297,923)	(1,554,396)

Interest income	208,175	214,814	667,219	636,482

Loss before income tax provision (benefit)	(310,831)	(394,910)	(630,704)	(917,914)

Income tax provision (benefit)	5,911	(81,130)	11,431	(77,372)

Net loss	$(316,742)	$(313,780)	$(642,135)	$(840,542)

Loss per common share:
Basic	$(0.03)	$(0.03)	$(0.07)	$(0.09)
Diluted	$(0.03)	$(0.03)	$(0.07)	$(0.09)

Weighted-average number of shares:
Basic	9,375,795	9,254,795	9,346,952	9,243,559
Diluted	9,375,795	9,254,795	9,346,952	9,243,559